Exhibit 99.1 Press release dated April 15, 2010

FOR IMMEDIATE RELEASE                                                            FOR MORE INFORMATION:
April 15, 2010                                                                                     Todd Kanipe
                        Chief Executive Officer
                                                                                                                (270) 393-0700

Citizens First Corporation Announces First Quarter 2010 Results

BOWLING GREEN, KY – Citizens First Corporation (NASDAQ: CZFC) today reported its results of operations for the quarter ending March 31, 2010 which include the following:

•
For the quarter ended March 31, 2010, the Company reported net income of $531,000, or $.14 per common share.  This represents an increase of $1.1 million, or $.56 per share, for the linked quarter ended December 31, 2009.  Compared to the quarter ended March 31 a year ago, net income increased $325,000 or $.16 per share.

•
Net interest income for the quarter ended March 31, 2010 increased $78,000, or 2.7%, from the linked quarter and $335,000, or 12.6%, compared to the same quarter in the previous year.  Net interest income increased as a result of lower interest expense on deposits and borrowings.

•
The Company’s net interest margin was 4.04% for the quarter ended March 31, 2010 compared to 3.83% for the quarter ended December 31, 2009 and 3.46% for the quarter ended March 31, 2009, an increase of 21 basis points and 58 basis points, respectively.  The Company’s net interest margin increased due to a decline in the cost of average interest bearing liabilities, which fell to 2.01% in the first quarter of 2010 compared to 2.11% in the fourth quarter of 2009 and 2.60% in the first quarter of 2009.  The yield on average earning assets also improved from the linked quarter and previous year, totaling 5.78% in the first quarter of 2010 compared to 5.65% in the fourth quarter of 2009 and 5.77% in the first quarter of 2009.

•
Provision for loan losses for the quarter ended March 31, 2010 was $400,000, a decrease of $847,000 from the linked quarter and an increase of $100,000 compared to the previous year.  Net charge-offs were $305,000 for the quarter ended March 31, 2010 compared to $1.0 million for the fourth quarter of 2009 and $158,000 for the first quarter of 2009.

•	The efficiency ratio improved to 69.06% for the first quarter of 2010 compared to 84.17% for the first quarter of 2009, as a result of increasing net interest income and reducing operating expenses.

•
Total deposits increased to $295.4 million at March 31, 2010 compared to $288.5 million at December 31, 2009, while total loans increased to $265.4 million at March 31, 2010 compared to $263.9 million at December 31, 2009.

•
The Company’s nonperforming assets were $1.7 million at March 31, 2010 compared to $2.4 million at December 31, 2009, which represents a decrease of $708,000 or 29.7%.  Included in nonperforming assets is other real estate, which represents properties acquired through foreclosure, totaling $1.0 million and nonperforming loans of $630,000 at March 31, 2010.

First Quarter 2010 Compared to Fourth Quarter 2009

Net interest income for the quarter ended March 31, 2010 increased $78,000, or 2.7%, compared to the previous quarter.  This increase in net interest income was impacted by a reduction in interest expense which exceeded the reduction in interest income.  Time deposits that matured during the first quarter were renewed at lower rates, and a $2.0 million FHLB advance at a rate of 5.11% matured and was not replaced.

Non-interest income for the three months ended March 31, 2010 decreased $63,000, or 9.6%, compared to the previous quarter, primarily due to a reduction in gains from secondary market mortgage operations of $22,000 and a decline in deposit service charges of $31,000.

Non-interest expense for the three months ended March 31, 2010 decreased $824,000, or 24.5%, compared to the previous quarter, primarily due to approximately $600,000 of costs incurred in the previous quarter in the closing of two branches as well as expenses associated with defending against an unsuccessful hostile takeover attempt. In addition, salaries and benefit expenses decreased $185,000, of which $78,000 was severance paid in the fourth quarter of 2009.  Advertising and public relations expenses decreased $122,000 from the prior quarter.

A $400,000 provision for loan losses was recorded for the first quarter of 2010, compared to a $1.2 million provision in the previous quarter.  Net charge-offs were $305,000 for the first quarter of 2010 compared to $1.0 million in the fourth quarter of 2009.

First Quarter 2010 Compared to First Quarter 2009

Net interest income for the quarter ended March 31, 2010 increased $335,000, or 12.6%, compared to the previous year.  This increase in net interest income was impacted by a reduction in interest expense which exceeded the reduction in interest income.  The prime rate has remained stable since December 2008 at 3.25%, and both loans and deposits renewed at lower rates throughout the year.

Non-interest income for the three months ended March 31, 2010 decreased $51,000, or 8.0%, compared to the three months ended March 31, 2009, primarily due to a reduction in gains from secondary market mortgage operations of $74,000.  Deposit service charges increased $25,000 from the prior year.

Non-interest expense for the three months ended March 31, 2010 decreased $319,000, or 11.1%, compared to the three months ended March 31, 2009, primarily due to a reduction in salaries and benefit expenses totaling $227,000.  Salaries and benefits declined as a result of management’s reorganizing of administrative services and closing two branches as announced in the third quarter of 2009.  As a result, the number of full time equivalent employees declined from 107 to 89 over the past twelve months.  FDIC insurance premiums increased $23,000 from the prior year; while total other operating expenses decreased $69,000.

A $400,000 provision for loan losses was recorded for the first quarter of 2010, compared to a $300,000 provision in the first quarter of 2009, an increase of $100,000 or 33.3%.  Net charge-offs were $305,000 for the first quarter of 2010 compared to $158,000 in the first quarter of 2009, an increase of 93.0%.

Balance Sheet

Total assets at March 31, 2010 were $346.7 million, up $2.5 million, or 0.7%, from $344.2 million at December 31, 2009.  Loans increased $1.5 million, or 0.6%, from $263.9 million at December 31, 2009 to $265.4 million at March 31, 2010.  Deposits at March 31, 2010 were $295.4 million, an increase of $6.9 million, or 2.4%, compared to $288.5 million at December 31, 2009.

Non-performing assets totaled $1.7 million at March 31, 2010 compared to $2.4 million at December 31, 2009, a decrease of $708,000.  Two loans totaling approximately $570,000 were liquidated during the first quarter, with proceeds from the sale of assets totaling $390,000 while the remaining $180,000 was charged off.  Other real estate owned declined approximately $108,000 during the first quarter.  Non-performing assets to total assets ratio was 0.48% and 0.69% at March 31, 2010 and December 31, 2009, respectively.  The allowance for loan losses at March 31, 2010 was $4.1 million, or 1.54% of total loans, compared to $4.0 million, or 1.50% of total loans as of December 31, 2009.

At March 31, 2010, total shareholders’ equity was $37.3 million and total tangible shareholders’ equity was $33.5 million.  The Company’s tangible equity ratio was 9.78% as of March 31, 2010.  The Company and Citizens First Bank are categorized as “well capitalized” under regulatory guidelines.

About Citizens First Corporation

Citizens First Corporation is a bank holding company headquartered in Bowling Green, Kentucky and established in 1999.  The Company has branch offices located in Barren, Hart, Simpson and Warren Counties in Kentucky.

Forward-Looking Statements

Statements in this press release relating to Citizens First Corporation's plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon the Company’s current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially.  Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the market areas of the Company, a continuation or worsening of the current disruption in credit and other markets, goodwill impairment, overall loan demand, increased competition in the financial services industry which could negatively impact the Company’s ability to increase total earning assets, retention of key personnel and the success of cost savings and expense reductions from planned branch closures and restructuring.  Actions by the Department of the Treasury and federal and state bank regulators in response to changing economic conditions, changes in interest rates, loan prepayments by and the financial health of the Company’s borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

Consolidated Statement of Income:
	Three Months Ended
	March 31	December 31	March 31
	2010	2009	2009
Interest income	$4,333	$4,346	$4,499
Interest expense	1,337	1,428	1,838
Net interest income	2,996	2,918	2,661
Provision for loan losses	400	1,247	300
Net interest income after provision for loan losses	2,596	1,671	2,361
Non-interest income	590	653	641
Non-interest expense	2,542	3,366	2,861
Income before income taxes	644	(1,042)	141
Provision (benefit) for income taxes	113	(462)	(65)
Net income	531	(580)	206
Preferred dividends and discount accretion	254	256	252
Net income (loss) available for common shareholders	$277	($ 836)	($ 46)
Basic and diluted earnings (loss) per common share	$0.14	($0.42)	($0.02)

	Three Months Ended
	March 31	December 31	March 31
	2010	2009	2009

Return on average assets	0.63%	(0.67%)	0.23%
Return on average equity	5.77%	(6.09%)	1.99%
Efficiency ratio	69.06%	91.82%	84.17%
Non-interest income to average assets	0.70%	0.75%	0.73%
Non-interest expenses to average assets	(3.00%)	(3.88%)	(3.25%)
Net interest margin (1)	4.04%	3.83%	3.46%
Number of full time equivalent employees	89	88	107

Consolidated Statement of Condition:	March 31,	December 31
	2010	2009
Cash and cash equivalents	$12,776	$ 9,756
Available for sale securities	39,250	41,059
Loans held for sale	510	295
Loans	265,426	263,922
Allowance for loan losses	(4,083)	(3,988)
Intangible assets	3,802	3,868
Other assets	29,047	29,319
Total assets	$346,728	$344,231

Deposits	$295,414	$288,520
Securities sold under repurchase agreements	895	800
FHLB advances	6,500	11,500
Other borrowings	5,000	5,000
Other liabilities	1,586	1,553
Total liabilities	309,395	307,373
Preferred stock	16,198	16,182
Common stock	27,072	27,072
Retained deficit	(5,596)	(5,873)
Accumulated other comprehensive loss	(341)	(523)
Total shareholders’ equity	37,333	36,858
Total liabilities and shareholders’ equity	$346,728	$344,231

	March 31, 2010	December 31, 2009
Asset Quality:
Non-performing loans to total loans	0.24%	0.47%
Non-performing assets to total assets	0.48%	0.69%
Loan loss reserve to total loans	1.54%	1.51%

Capital:
Tier 1 leverage	10.75%	10.52%
Tier 1 risk-based capital	12.74%	12.54%
Total risk based capital	13.99%	13.79%
Tangible equity to tangible assets ratio(2)	9.78%	9.69%
Book value per common share	$10.73	$10.50
Tangible book value per common share (2)	$8.80	$8.53
Shares outstanding (in thousands)	1,969	1,969
_____________

(1)	Presented on a tax-equivalent basis for tax-exempt securities
(2)
The tangible equity to tangible assets ratio and tangible book value per common share, while not required by accounting principles generally accepted in the United States of America (GAAP), are considered critical metrics with which to analyze banks.  The ratio and per share amount have been included to facilitate a greater understanding of the Company’s capital structure and financial condition.  See the Regulation G Non-GAAP Reconciliation table for reconciliation of this ratio and per share amount to GAAP.

Regulation G Non-GAAP Reconciliation: March 31, 2010 December 31, 2009
Total shareholders’ equity	$37,333	$36,858
Less:
Preferred stock	(16,198)	(16,182)
Goodwill	(2,575)	(2,575)
Intangible assets	(1,227)	(1,293)
Tangible common equity (a)	17,333	16,808
Add:
Preferred stock	16,198	16,182
Tangible equity (b)	$33,531	$32,990

Total assets	$346,728	$344,231
Less:
Goodwill	(2,575)	(2,575)
Intangible assets	(1,227)	(1,293)
Tangible assets (c)	$342,926	$340,363
Shares outstanding (in thousands) (d)	1,969	1,969

Tangible book value per common share (a/d)	$8.80	$8.53
Tangible equity ratio (b/c)	9.78%	9.69%